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                                                                    Exhibit 4.27

                                                             AMOUNT OF COMPANY
CERTIFICATE NUMBER 1                       PREFERRED SECURITIES:  $200,000,000


                       8.50% COMPANY PREFERRED SECURITIES
                  (LIQUIDATION PREFERENCE $25.00 PER SECURITY)
                                       OF
                           TECO FUNDING COMPANY I, LLC

         TECO FUNDING COMPANY I, LLC, a limited liability company formed under the laws of the State of Delaware (the "COMPANY"), hereby certifies that TECO Capital Trust I (the "SECURITYHOLDER") is the registered owner of Company Preferred Securities representing a corresponding amount of preferred limited liability company interests in the Company, which are designated the 8.50% Company Preferred Securities, liquidation preference $25.00 per security and aggregate liquidation preference of $200,000,000 (the "COMPANY PREFERRED SECURITIES"). Subject to certain obligations which may arise under the Delaware Limited Liability Company Act (the "DELAWARE ACT"), no additional payments will be required pursuant to the Delaware Act for the Company Preferred Securities to represent preferred limited liability company interests in the Company, as to which the Securityholders of the Company who hold the Company Preferred Securities (the "SECURITYHOLDERS"), in their capacities as such, have no liability in excess of their obligations to make payments provided for in the LLC Agreement (as defined below) and their share as provided in the LLC Agreement of the Company's assets and undistributed profits (subject to their obligation to repay any funds wrongfully distributed to them), and are transferable on the books and records of the Company, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer and otherwise in accordance with the provisions of the LLC Agreement. The powers, preferences and special rights and limitations of the Company Preferred Securities are set forth in, and this certificate and the Company Preferred Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 1, 2000, as the same may be amended from time to time in accordance with its terms (the "LLC AGREEMENT"), authorizing the issuance of the Company Preferred Securities and determining the powers, preferences and other special rights and limitations, regarding dividends, voting, return of capital and otherwise, and other matters relating to the Company Preferred Securities. Capitalized terms used herein but not defined herein shall have the meaning given them in the LLC Agreement. The holders of the Company Preferred Securities are entitled to the benefits of the Guarantee Agreement of TECO Energy, Inc., a Florida corporation, dated as of December 1, 2000 (the "GUARANTEE AGREEMENT") to the extent provided therein. Holders of Company Preferred Securities are third party beneficiaries of the Guarantee Agreement and may enforce such agreement as provided therein. The Company will furnish a copy of the LLC Agreement and the Guarantee Agreement to the Securityholder without charge upon written request to the Company at its principal place of business.

         The Securityholder, by accepting this certificate, is deemed to have agreed to be bound by the provisions of the LLC Agreement. Upon receipt of this certificate, the Securityholder is admitted to the Company as a Company
Preferred Securityholder, is bound by the LLC Agreement and is entitled to the benefits thereunder.
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         IN WITNESS WHEREOF, this certificate has been executed on behalf of the
Company by a duly authorized officer as of this 1st day of December, 2000.



                                          TECO FUNDING COMPANY I, LLC



                                          By: /s/ Milly Smith
                                             ----------------------------------
                                          Name:  Milly Smith
                                          Title:    President